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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1 (File
No. 333-       ) of our report dated January 26, 2000, relating to the financial statements of Allos Therapeutics, Inc. which appear in such Registration Statement. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Registration Statement.

PricewaterhouseCoopers LLP
Denver, Colorado
January 26, 2000